Exhibit 5.1
March 1, 2011
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01605
Re: Registration Statement on Form S-3 of RXi Pharmaceuticals Corporation
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated May 21, 2010 (the “Base Prospectus”), the preliminary prospectus supplement dated February 28, 2011 (the “Preliminary Prospectus”) and the prospectus supplement dated March 1, 2011 (collectively with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offering by RXi Pharmaceuticals Corporation (the “Company”) of (i) 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase an aggregate of 3,000,000 shares (the “13-Month Warrant Shares”) of Common Stock exercisable 13 months from the date of issuance (the “13-Month Warrants”), and (iii) warrants to purchase an aggregate of 3,000,000 shares (together with the 13-Month Warrant Shares, the “Warrant Shares”) of Common Stock exercisable for five years from the date of issuance (together with the 13-Month Warrants, the “Warrants”). The Shares, Warrants and Warrant Shares are covered by the Registration Statement. We understand that the Shares, Warrants, and Warrant Shares are to be offered and sold in the manner described in the Prospectus.
We have acted as counsel for the Company in connection with the Shares, Warrants and Warrant Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that (i) the Shares, when sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms,

RXi Pharmaceuticals Corporation	March 1, 2011
except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares issued upon exercise of the Warrants, when issued and sold as described in the Prospectus, will be validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
This opinion may be used only in connection with the offer and sale of the Shares, Warrants and Warrant Shares while the Registration Statement remains effective.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP